UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) :       July 27, 2007

RICHARDSON ELECTRONICS, LTD.
(Exact name of registrant as specified in its charter)

Delaware	0-12906	36-2096643
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois		60147-0393
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On July 27, 2007, the Company entered into a Revolving Credit Agreement (the “New Credit Agreement”) by and among (i) the Company (the “US Borrower”), (ii) Richardson Electronics Benelux B.V., a Dutch private limited liability company, Richardson Electronics Limited, an English limited liability company (each a “Euro-Borrower” and collectively, the “Euro-Borrowers”), and (iii) Richardson Electronics Pte Ltd, a company organized under the laws of Singapore (the “Singapore-Borrower”) (the US-Borrower, the US Facility Borrowers (as defined therein), the Euro-Borrowers, and the Singapore-Borrower are collectively referred to as the “Borrowers”), the lenders from time to time parties hereto (each, a “Lender” and collectively, the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). The New Credit Agreement replaces the Old Credit Agreement, which is described in Item 1.02 below.

The New Credit Agreement provides for a revolving credit facility with an aggregate commitment of $40 million. The credit facility includes a Euro subfacility and a Singapore subfacility, each with separate borrowing limits. Borrowings under the New Credit Facility will bear interest at a floating rate based on a spread above the prime rate, LIBOR (London Inter Bank Offer Rate) or SIBOR (Singapore Inter Bank Offer Rate) depending on the facility under which the borrowing is effected and the Company’s leverage ratio. The credit facility also permits the Company to receive letters of credit. The Company must pay a commitment fee on amounts available under the New Credit Agreement. Amounts outstanding under the New Credit Agreement are secured by a lien on the Company’s assets. The New Credit Agreement will terminate upon the earlier of July 31, 2010 or the payment in full of all amounts outstanding under the New Credit Agreement.

Under the New Credit Agreement, the Borrowers have made certain representations and warranties to the Lenders. The Borrowers are also subject to ongoing compliance with certain customary financial and other covenants, including a covenant to maintain a leverage ratio of less than 2.0 to 1.0 (except for the fiscal quarter ending September 1, 2007, when the leverage ratio must be less than 2.5 to 1.0). For these purposes, leverage ratio is the ratio of Senior Funded Debt over Adjusted EBITDA for the most recently ended four fiscal quarters.

In the event of a breach of any representation, warranty or covenant, the Lenders may elect, among other things, to declare a default and cause any outstanding borrowings thereunder to be immediately due and payable. The Lenders can also accelerate repayment upon the failure of any Borrower to pay when due any other indebtedness in excess of $2.5 million or any default under the terms of any such indebtedness as well as the occurrence of other customary events of default.

The Company will use the net proceeds from the New Credit Agreement to repay amounts borrowed under the Old Credit Agreement, which is described under Item 1.02 below, and for general corporate purposes.

A copy of the New Credit Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 1.02  Termination of a Material Definitive Agreement.

On July 30, 2007, the Company borrowed $26.9 million under the New Credit Agreement and used these proceeds to pay down the existing indebtedness owed by the Company pursuant to the terms of the Amended and Restated Revolving Credit Agreement, dated October 29, 2004, by and among the Company, Burtek Systems, Inc., Richardson Electronics Canada, Ltd., Richardson Electronics Limited, RESA, SNC, Richardson Electronique SNC, Richardson Electronics Iberica, S.A., Richardson Electronics GmbH, Richardson Electronics Benelux B.V., Richardson Sweden Holding AB, Richardson Electronics KK, Bank One, NA, London Branch, Bank One, NA, Canada Branch, Bank One, NA, Tokyo Branch and Bank One, NA, as amended (the “Old Credit Agreement”). By its terms, upon the payment in full of all amounts outstanding under the Old Credit Agreement, that agreement terminated.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 and Item 1.02 is incorporated herein by reference.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective August 1, 2007, the Company’s Board of Directors amended its Amended and Restated By-Laws (the “By-Laws”). The amendment amends Section 1 of Article V of the By-Laws to permit the Company to authorize the issuance of uncertificated shares. This change conforms the Company’s By-Laws to the requirements of the NASDAQ Global Market that listed securities by eligible for issuance in uncertificated form through a direct registration system by January 1, 2008.

A copy of the amendment to the Company’s By-Laws is filed as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

Exhibit Number	Description of Exhibits
3.1	Amendment to the Amended and Restated By-Laws of Richardson Electronics, Ltd.

10.1

Revolving Credit Agreement dated July 27, 2007 by and among (i) the Company, (ii) Richardson Electronics Benelux B.V., a Dutch private limited liability company, Richardson Electronics Limited, an English limited liability company, and (iii) Richardson Electronics Pte Ltd, a company organized under the laws of Singapore, the lenders from time to time parties hereto, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.

Date: August 2, 2007	By:	/s/ Dan Fujii
	Name:	Dan Fujii
	Title:	Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
3.1	Amendment to the Amended and Restated By-Laws of Richardson Electronics, Ltd.

10.1

Revolving Credit Agreement dated July 27, 2007 by and among (i) the Company, (ii) Richardson Electronics Benelux B.V., a Dutch private limited liability company, Richardson Electronics Limited, an English limited liability company, and (iii) Richardson Electronics Pte Ltd, a company organized under the laws of Singapore, the lenders from time to time parties hereto, and JPMorgan Chase Bank, N.A., as administrative agent.